CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 20, 2014, relating to the financial statements and financial highlights, which appear in the April 30, 2014 Annual Reports to Shareholders of Columbia Bond Fund, Columbia Corporate Income Fund, Columbia Intermediate Bond Fund, Columbia Small Cap Value Fund I and Columbia U.S. Treasury Index Fund (five of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 27, 2014